MOREOVER TECHNOLOGIES
RESELLER AGREEMENT

     This Reseller Agreement (the “Agreement”) is entered into as of July 30, 2004 (“Effective Date”) by and between Moreover Technologies, Inc., a Delaware corporation with offices at 330 Pine Street, San Francisco, California 94104 (“Moreover”) and Vocus, Inc., a Delaware corporation, with offices at 4296 Forbes Boulevard, Lanham, Maryland 20706 (“Reseller”).

1. Definitions.

1.1 “CI-Metabase” means an aggregation of online content and Moreover-generated metadata rendered in an XML format. Please see Exhibit D attached hereto for a description of the CI-Metabase XML schema.

1.2 “Confidential Information” shall have the meaning specified therefore in Section 11.1 below.

1.3 “End User” shall mean a customer of Reseller who has access to the CI-Metabase through the Integrated Product.

1.4 “Integrated Product” shall mean the CI-Metabase integrated with Reseller’s software product as described in Exhibit A.

1.5 “Update” to the CI-Metabase shall mean any correction, update, upgrade or other modification or addition thereto provided by Moreover to Reseller that Moreover generally makes available to its customers.

2. License Grant.

2.1 Appointment. Moreover hereby appoints Reseller, and Reseller hereby accepts the nonexclusive and nontransferable appointment, as Moreover’s reseller of the CI-Metabase. For avoidance of doubt, Reseller may only make access to the CI-Metabase available to End Users via the Integrated Product.

2.2 No Other Rights. Except as expressly provided herein, no right, title or interest is granted by Moreover to Reseller. Moreover may distribute the CI-Metabase, either directly or indirectly, for any and all uses, and no right, title or Interest is granted by Moreover to Reseller relating to products other than the CI-Metabase. Nothing in this Agreement will prevent Moreover from using the CI-Metabase or intellectual property therein to make, have made, develop, sell, license, distribute and/or market products other than the CI-Metabase.

2.3 Both parties acknowledge and agree that the terms set forth in this Section 2 (License Grant) supercede any inconsistent distribution limitations set forth in Section 2.2 (Limitations) of an executed MOREOVER TECHNOLOGIES DEVELOPMENT AND SUPPORT LICENSE AGREEMENT (“Development Agreement”). Otherwise the terms of the Development Agreement, including, without limitation, any restrictions on reverse engineering, decompilation, or removal of any proprietary notices, labels, trademarks, trade names or service marks, shall remain in effect, with the terms of this Agreement controlling in the event of any conflict or inconsistency with the Development Agreement.

2.4 End User_Licensing. The term of service for the Integrated Product for an End User shall be for a period of one (1) year from the date that Reseller enters into an agreement (or, if applicable, a renewal or extension of an agreement, or such shorter period as may agreed with an End User, with applicable fees to be prorated for such shorter period) with an End User for the Integrated Product.

2.5 End User Identification. Moreover and Reseller will work together jointly to determine and implement a technical solution to allow Moreover’s system to recognize End Users as clients of Reseller.

3. Use of Moreover Trademarks.

3.1 Use.

     (a) By Reseller. Reseller will market the CI-Metabase solely under its own trademarks, trade names, service marks, service names and logos (“Marks”) and shall not identify Moreover as the source of the CI-Metabase.

     (b) By Moreover. During the term of this Agreement, Moreover will not disclose to third parties that it is affiliated with Reseller in the relationship set forth herein.

     (c) Ownership. Neither party will have any right, title or interest in the other party’s Marks. At no time during or after the term of this Agreement will either party challenge or assist others to challenge the other party’s Marks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to the other party’s Marks.

3.2 Protection. Each party will do all things reasonably requested by the other party (at the sole expense of the requesting party) to protect such other party’s intellectual property rights as those reasonably relate to the terms of this Agreement, including without limitation copyrights, patent rights, trademark and trade secrets.

4. Fees.

4.1 Calculation. Fees payable to Moreover shall be in accordance with Exhibit B.

4.2 Payments. All payments shall be due within thirty (30) days after close of every contract quarter. All payments shall be accompanied by a report, in English and in reasonable detail as may be specified by Moreover, showing the basis for the payment. The reports shall include, without limitation, the number of End Users and the number of concurrent, individual users licensed by Reseller at End User to access the

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Integrated Product. Reseller shall pay to Moreover interest on overdue payments at a rate of 1.5% per month, or, if lower, the maximum rate permitted by law.

4.3 Records; Audit Rights. Reseller shall maintain complete and accurate books and records with respect to copies and distribution of the CI-Metabase via the Integrated Product or otherwise pertaining to the payment of fees hereunder until at least five (5) years after Reseller’s report and payment to Moreover. Moreover shall at any time, (but no more than once during any one-year period during the term of this Agreement) on at least thirty (30) days’ prior notice to Reseller, be entitled to retain an accounting firm to audit the books and records of Reseller pertaining to the payment of fees to Moreover hereunder, for the sole purpose of confirming the accuracy of such payments. Any such audit shall be performed at Moreover’s expense during normal business hours and, at Reseller’s option, subject to the accounting firm’s agreement to comply with confidentiality obligations substantially equivalent to those in Section 11 below. The accounting firm shall not, however, be prohibited from reporting to Moreover the results of the audit, provided that under no circumstances shall such report include the names, contact information, or other extraneous identifying characteristics of any End User of Reseller. Further, the scope of such disclosure shall be strictly limited to information reasonably necessary to clarify or resolve a dispute between the parties regarding the number of Concurrent Licensees per End Users or Additional Source Websites and the resulting fees payable to Moreover. If such audit reveals an underpayment of 5% or more of the amount that should have been paid to Moreover for the period audited, then Reseller shall bear the expense of the audit. In the event of any underpayment of royalties, Reseller shall promptly remit to Moreover all amounts due.

4.4 Taxes. All payments to Moreover hereunder shall be net of all sales, use or other taxes that may be imposed upon such payments (except taxes owed based on Moreover’s net income).

4.5 Royalties Not Based On Revenue. For the avoidance of doubt, the parties acknowledge that fees payable to Moreover pursuant to Exhibit B are based solely on the number Concurrent Licensees per End User, and any Additional Source Websites added pursuant to the parties’ agreement. No payments of any kind shall be due to Moreover based on revenues received by Reseller or its End Users.

5. Support and Maintenance.

5.1 Responsibilities. Moreover will be responsible to Reseller for support and maintenance of the CI-Metabase, as well as second-tier support to be provided to designated Reseller contact people for End User issues not resolved via the first-tier support provided by Reseller directly to End Users. Moreover agrees to provide reasonable second-tier End User support during its normal business hours, with such support to be at a level and of a quality at least consistent with industry standards.

5.2 Personnel. Reseller will maintain technical and sales personnel to enable Reseller to to provide reasonable first-tier End-User support during Reseller’s normal business hours and be at a level and of a quality at least consistent with industry standards, subject to Moreover’s satisfactory fulfillment of its second-tier support obligations.

6. Term and Termination.

6.1 Term. This Agreement shall continue for a period of three (3) years unless earlier terminated as set forth herein.

6.2 Default.

     (a) If either party defaults in the performance of any of its material obligations hereunder and if any such default is not corrected within thirty (30) days after it shall have been called to the attention of the defaulting party, in writing, by the other party, then the other party, at its option, may, in addition to any other remedies it may have, thereupon terminate this Agreement by giving written notice of termination to the other party.

     (b) In the event of default by Reseller for reason of nonpayment only, in addition to Moreover’s right to terminate this Agreement Moreover shall be entitled, on written notice to Reseller, to require that Reseller immediately cease all use and distribution of the CI-Metabase until this default has been fully cured,

     (c) Injunctive Relief. In view of the liability limitations set forth in Section 10 herein, and the time-sensitive nature of the business activities contemplated herein, the parties recognize that no remedy at law for damages may be adequate to compensate the injury to the other party as a result of a breach of the provisions of this Agreement and, therefore, each party agrees that the other party shall be entitled to seek temporary and permanent injunctive and equitable relief against the breaching party. Such relief shall not limit any other remedies, including a suit for money damages, that either party may have as a result of the other party’s breach.

6.3 Bankruptcy. This Agreement may be terminated by either party, on notice, (i) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (ii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in its favor within sixty (60) days thereafter, (iii) upon the other party’s making a general assignment for the benefit of creditors, or (iv) upon the other party’s dissolution or ceasing to conduct business in the normal course.

6.4 Assignment to a Competitor. If Reller assigns this Agreement pursuant to Section 12.8 to a competitor of Moreover, Moreover shall have the right to terminate this Agreement upon thirty (30) days’ written notice. For the purposes of this Agreement, a “competitor” of

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Moreover means: Factiva, Reid-Elsevier and related companies, Thomson Corporation and related companies, YellowBrix. Moreover may reasonably update the list of competitors by providing written notice thereof to Reseller.

6.5 Survival.

     (a) Except as otherwise set forth herein, the parties rights and obligations pursuant to Sections 1, 2.4, 4, 6.5, 7.2, 8, 9, 10, 11 and 12 shall survive any termination or expiration of this Agreement.

     (b) If this Agreement is terminated or expires, then all of Reseller’s rights and licenses with respect to the CI-Metabase shall terminate. All rights granted to End Users shall continue for one (1) year from the date when Reseller entered into an agreement, or a renewal or extension of an agreement, or such shorter period as may agreed with an End User for the Integrated Product, and Moreover shall continue to provide necessary support in connection with such End Users, provided that Reseller shall continue to pay all necessary payments under Exhibit B. All copies of the CI-Metabase and related documentation in Reseller’s possession shall be, at Moreover’s option, promptly returned to Moreover or destroyed, and in the event of destruction, Reseller shall confirm such destruction in writing.

7. Warranties.

7.1 Warranties by both parties. Each party (the “first party”) to this Agreement represents, warrants and undertakes to the other party that: (i) it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; and (iii) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

7.2 Warranty by Moreover. Moreover represents, warrants and undertakes that the technologies developed by or licensed to Moreover and incorporated in the CI-Metabase shall not infringe the Intellectual Property Rights of any third party (provided that, for the avoidance of doubt, the foregoing warranty shall not apply in respect of any unauthorized alteration made by Customer to such technologies). In the event of breach of the foregoing warranty, Reseller’s sole remedy, and Moreover’s sole liability, will be indemnification of Reseller by Moreover pursuant to Section 8.

8. Infringement Indemnity.

Indemnity. Moreover, at its expense, will defend, indemnify, and hold harmless Reseller from and against any and all damages, claims, costs, and expenses of any kind (including without limitation reasonable attorneys’ fees) resulting from, arising out of or relating to any claim, suit, action, or legal proceeding of any kind alleging that the use of the CI-Metabase, as supplied by Moreover and used as contemplated herein, infringes any copyright, patent, or other intellectual property or proprietary right of any third party. In the event of such claim, suit, action or proceeding, Reseller shall notify Moreover in writing within a reasonable time of becoming aware of such claim or action, and shall provide reasonable assistance upon Moreover’s request, at Moreover’s sole expense. Moreover shall be entitled to assume control of the defense or settlement of such action, suit, claim or demand, provided that (i) Reseller shall be entitled to participate in the defense of such matter and to employ counsel of its own choosing and at its own expense to assist in the handling of such matter, and (ii) Moreover shall obtain the prior written approval of Reseller before entering into any settlement of such matter or ceasing to defend against such matter only to the extent Reseller’s rights may be detrimentally affected. Moreover shall have no liability if the alleged infringement is caused by any unauthorized modification or combination of the CI-Metabase with other products (including, without limitation, the Integrated Product), where the CI-Metabase alone would not have given rise to the claim.

8.1 Moreover Options. In the event of an infringement action against Reseller with respect to the CI-Metabase, or in the event Moreover believes such a claim is likely, Moreover shall be entitled, at its option but without obligation, to (i) appropriately modify the CI-Metabase licensed hereunder to make it non-infringing; (ii) obtain a license with respect to the applicable third party intellectual property rights; or (iii) if neither (i) nor (ii) is commercially practicable, terminate this Agreement and Reseller’s licenses hereunder, and refund to Reseller prorata fees paid to Moreover as calculated based on a three (3) year period. For the avoidance of doubt, none of the foregoing shall be construed as limiting in any way Moreover’s indemnification obligations as set forth in Section 8 herein.

8.2 This Section 8 sets for Moreover’s entire liability for any third party claim of intellectual property infringement.

9. Warranty Disclaimer.

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7, MOREOVER PROVIDES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION WITH RESPECT TO THE CI-METABASE, WHICH IS PROVIDED “AS IS”.

10. Limitation of Liability.

WITH THE EXCEPTION OF EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8 OR 12.3, IN NO EVENT SHALL EITHER PARTY’S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED $50,000 IN THE FIRST YEAR OF THE

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AGREEMENT, $100,000 IN THE SECOND YEAR OF THE AGREEMENT AND $150,000 IN THE THIRD YEAR OF THE AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR COSTS OF SUBSTITUTE PRODUCTS OR SERVICES. WITH THE EXCEPTION OF EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8 OR 12.3, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, EVEN IF WARNED OF THE POSSIBILITY OF SUCH DAMAGES. RESELLER ACKNOWLEDGES AND AGREES THAT THE PRICE TO RESELLER IS BASED IN PART UPON THESE LIMITATIONS, AND FURTHER AGREES THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11. Confidentiality.

11.1 Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed thirty (30) days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party.

11.2 Confidentiality. Each party shall treat as confidential all Confidential Information of the other party, shall not disclose such Confidential Information to any third party or use such Confidential Information except as set forth herein. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party’s Confidential Information.

11.3 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove: (i) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information; (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party’s rights; or (vi) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement. In addition, the receiving party shall be entitled to disclose the other party’s Confidential Information to the extent such disclosure is required by order or requirement of a court, administrative agency, or other governmental body, provided, however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

12. General.

12.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without reference to its conflict of laws principles.

12.2 Forum Selection. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the state courts in San Francisco, California and federal courts in the Northern District of California, and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts.

12.3 Indemnification of Moreover. Except for intellectual property infringement claims with respect to the CI-Metabase, Reseller agrees to indemnify and hold Moreover harmless against any liability, or any litigation cost or expense (including attorneys’ fees), arising out of third party claims against Moreover as a result of Reseller’s use or distribution of the CI-Metabase.

12.4 Partial Invalidity. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision that most nearly effects the parties’ intent in entering into this Agreement.

12.5 Independent Contractors. The parties hereto are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either party the agent of the other party for any purpose or in any sense whatsoever, or constitute the parties as partners or joint venturers. Reseller shall make no representations or warranties on behalf of Moreover with respect to the CI-Metabase.

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12.6 Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.

12.7 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

12.8 Assignment. Neither party shall assign any of its rights, obligations, or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other party, provided that either party may assign its rights under the Agreement, with written notice to the other party, to an affiliate under common control with the assigning party, or in the event of merger, reorganization or acquisition of all or substantially all of its assets. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any attempted assignment in violation of this section shall be void. In any case, any permitted assignee shall expressly agree in writing to be bound by all of the terms and conditions of this Agreement and the Development Agreement, and a permitted assignment shall not release the assignor from its obligations under this Agreement and the Development Agreement.

12.9 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by commercial courier service (e.g., DHL), or by first class mail (certified or registered), or by telecopy confirmed by first class mail (registered or certified), to the other party at its address first set forth above, or such new address as may from time to time be supplied hereunder by the parties hereto. If mailed, notices will be deemed effective upon receipt.

12.10 Export Regulations. Reseller hereby acknowledges that the CI-Metabase may subject to United States export controls, pursuant to the U.S. Export Administration Regulations. Reseller shall comply with all applicable provisions of the Export Administration Regulations, and shall not export, reexport, transfer, divert or disclose, directly or indirectly, including via remote access, the CI-Metabase, any confidential information contained or embodied in the CI-Metabase, or any direct product thereof, except as authorized under the Export Administration Regulations.

12.11 Force Majeure. Notwithstanding anything else in this Agreement, and except for the obligation to pay money, no default, delay or failure to perform on the part of either party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, nuclear disasters, or default of a common carrier.

12.12 No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Moreover and Reseller any rights, remedies or other benefits under or by reason of this Agreement.

12.13 Compliance with Laws. Reseller shall comply with all laws and regulations applicable to its activities under this Agreement.

12.14 Entire Agreement. The terms and conditions of this Agreement, including all exhibits hereto, together with the terms and conditions of the Development Agreement, constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. The terms and conditions of the Agreement shall automatically apply to each transaction between the parties contemplated by this Agreement notwithstanding any additional or different terms and conditions of any ordering document or other instrument submitted by Reseller, which terms and conditions shall be void and of no effect.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by duly authorized officers or representatives as of the Effective Date.

MOREOVER TECHNOLOGIES, INC.	VOCUS, INC.

By: /s/ James Pitkow	By: /s/ Stephen Vintz

Print Name: James Pitkow, Ph.D.	Print Name: Stephen Vintz

Title: President & CEO	Title: CFO

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EXHIBIT A

Integrated Product Description

Vocus on-demand software is a suite of products that provide media, government and grassroots contact management; electronic message distribution, news monitoring, reporting and analytics; document management; legislation tracking; online newsrooms and advocacy sites; and other functions for the management of public relations and government relations.

The Moreover CI-Metabase is a database of aggregated real-time news, business information and current awareness. Content is continually harvested from thousands of online sources, reviewed and ranked for quality by an editorial staff. Articles are categorized by topic and enriched with descriptive metadata fields. The CI-Metabase is available to Reseller via an API that can be accessed up to every five minutes. An updated list of Moreover source sites can be found at the following URL using the username “guest” and the password “gazzub8”: http://w.moreover.com/categories/prof_source_list/index. html

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EXHIBIT B

Fees

Concurrent Licensees per End User	Annual Fees due to Moreover (US Dollars)
1	$500
2	$1,500
5	$2,500
10	$3,500
15+	$5,000

•	Reseller will remit to Moreover at least US$10,000 per contract quarter during the term of the Agreement.

•	Reseller will remit to Moreover or Moreover will credit Reseller, whichever is applicable, the total annual fees per End User at the end of the contract quarter in which Reseller entered into an agreement with End User for the Integrated Product.

•	Additional Sources: At Resellers request, Moreover will add up to 35 additional source websites per year for the term of the Agreement at no additional cost to Reseller, Reseller may additionally request that further source websites be added to the CI-Metabase. Source additions will be purchased in groups at the following rates:

US$5,000 for 50 source additions

US$7,000 for 100 source additions
US$10,000 for 150 source additions

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EXHIBIT C

Reseller Billing Contact Info

Company Name:	Vocus, Inc.

Billing Contact Name;	Tim Bender

Address:	4296 Forbes Blvd,

Lanham, MD 20706

Phone:	301-459-2590

Fax:	301-459-2827

Email:	tbender@vocus.com

Purchase Order (PO) Number (if required):

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EXHIBIT D

CI-Metabase XML Schema

<moreovercontentdump> is the main tag. It contains <article> tags, each of which has a property ID consisting of a unique number, preceded by an underscore to accord with XML syntax on ID numbers. Each article contains the following tags:

<description> Contains <hitext_display>, <author> and <content> tags. Data within those tags is contained within ‘CDATA’ brackets, indicating to parsers it should not be interpreted as XML, This is to allow articles with different charsets to be delivered in the same metabase return, If required.

The description tag has two attributes, ‘charset’ and ‘language’: Charset specifies the character set used for interpreting the data in the nested tags. For English and Western European languages this will normally take the value “IS0-8859-1”.

<hitext_dlsplay> The headline text of the news item.

<source> Name of the headline’s source publication.

<author> States the name of the author of the article, as assigned by Moreover categorization systems. Author names are only available for news items from source rank 1 sources (see below). May be without value if no author was detected.

<content> The article content, only for internal use in categorisation.

<url> The URL that clicks through to the specified story.

<source> Name of the publisher.

<source_category> Describes the type of news or information of a source or subsection of a source. There are 10 source categories:

•	‘General’: News items from general news publications, e.g. Reuters, Asia Times Online, MSNBC.

•	‘Industry’: News items from designated industry, profession or technology focused sources, e.g. Financial Review, McKinsey Quarterly, Oil and Gas Journal,

•	‘Consumer’: News items from consumer and magazine type publications, Includes consumer sections of main publications. E.g. Salon, Los Angeles Times, Elle.

•	‘Reports’: Reports and long, in-depth type articles from selected publications, e.g. The Brookings Institution, Financial Times reports, OECD.

•	‘Tutorials’: How-to type guides and features, e.g. About.com Web Design, myEZsale.com

•	‘USregional’: Regional and local US sources. Includes local news sections of main publications. E.g. The Alaska Star, Modesto Bee.

•	‘UKregional’: Regional and local UK sources. Includes local news sections of main publications. E.g. icNewscastle, Bath Chronicle.

•	‘Languages’: News items for non-English language sources, e.g, Die Zeit, CNN Japan, Le Monde.

•	‘Corporate’: Corporate website press release pages, e.g. McDonalds, Shell.

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•	‘Press release’: Designated press release and wire sources or subsections, e.g. Business Wire, Canada NewsWire.

<media_type> Specifies the media type, usually “text”, may state “pdf”.

<docurl> The domain URL of the source.

<harvest_time> Date and time at which the news item was harvested by Moreover.

<valid_time> Date after which the probability of the link no longer working (due to the publisher having removed the article) exceeds our reliability threshold (currently 0.03). It is recommended that all news items be purged from the client’s database at this time,

<access_registration> The URL for the subscription or registration page of the publisher, if applicable. It will contain no value otherwise.

<access_status> Takes the value “reg” if the site requires registration to view stories, “sub” if the site requires subscription, or “prem” for a premium content site, where you are offered a free abstract but are required to subscribe for access to the full article.

<duplicate_group> If a new article closely matches an existing article in the ci-metabase, It will have a duplicate group value that is equal to the article ID of the first (oldest) article in the group. This enables the original ‘seed’ article to be located in client-side copy of the ci-metabase, since it is likely that the seed article was already retreived by the client before the seed article itself was attributed the duplicate group value. Note that it is possible the original seed article is no longer in your copy of the metabase, if it has passed its valid time and been purged in the interim. Articles that do not match any other articles have no duplicate group value.

<rank> Contains <source_rank> and <web_rank> tags.
The source rank tag is a source-based tag indicating Moreover’s editorial ranking of the publisher. There are five source ranks:

1: High quality international general and business news sources, e.g. New York Times, Bloomberg, The Economist.

2: Prominent news sources in their region, e.g. South China Morning Post, Scotsman Online, and leading industry sector magazines and journals, e.g. MIT Technology Review, Pharmaceutical Journal.

3: Covers a broad range of news sources of reasonable editorial quality. Includes the following types of news sources:

- Industry specific news sources such as PC Magazine, World of Concrete

- Country specific news sources, e.g. New York Daily News, Canadian Press

- Government department press releases, e.g. US Treasury, 10 Downing Street

- International organizations, e.g. OECD, NATO

- Dedicated sports news sources, e.g. ESPN.com, Sports Network

4: Covers a broad range of news sources of intermediate and low editorial quality and sources with a local focus. Includes the following types of news sources:

- Regional US news sources, e.g. Kansas City Star, Long Beach Herald

- Regional UK news sources, Falkirk Today, This is Bristol

- Corporate website press pages, e.g. Oracle, EasyJet

- Wire news services, e.g. Business Wire, PR Newswire via Yahoo

- Political party (affiliated) websites, e.g. The White House, The Labour Party

- About.com topic sites, e.g. About.com TV, About.com Golf

5: Covers non-news sources and data. Includes the following types of material:

- Data such as SEC filings

- Message boards, e.g. Raging Bull, StockSelector.com

- Jokes, e.g. Jokes.com

- Miscellaneous sources, such as train delays, e.g. tube.com

The web rank tag is a source-based tag indicating search engine popularity. Values run from 1 to 6, 1 being the most popular. May be without value.

<location> Contains <region>, <country>, <state>, <zip_area> and <zip_code> tags. These are source based tags indicating the location of the publisher.

For possible values of the region and country tags please refer to the ‘region/country’ source list.

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The state, zip area and zip code tags only apply to US and UK regional and local publications. The state tag indicates the state (US sources) or county (UK sources) of the publisher. The zip area denotes the postal locale of the source as determined by its zip or post code. The zip code tag states the zip code (US sources) or postal code (UK sources) of the location of the source.

<cluster> Contains <channel> and <category> tags. These are topical categories assigned to the story by Moreover categorization systems. Channel tags group categories tags by topic. There are 16 different channels, for possible channel and category values please refer to the category list in moreover manager. There are currently 381 possible category values, an item may be tagged with more than one category, or none if the item did not match the editorial profile of any of the categories. There are two different types of category:

1) General industry and news topic categories. These are broad, encompassing news categories, in lower case and suffixed by ‘:general’, e.g. ‘financial: general’. There are 40 general categories, for a list please refer to the general category list link in moreover manager.

2) Pre-built categories. There are 341 news categories, which are more specific than the ‘general’ categories and cover a diverse range of news topics. For a list of these categories please refer to the pre-built category list link in moreover manager.

<keywords_public> Contains <keyword> tags. Each source or section of a source is tagged with an appropriate industry sector or consumer keyword. Industry keywords are based on Standard & Poor industry classifications. An item may be tagged with more than one keyword. If a source does not fit into any keyword definition it is tagged with keyword Miscellaneous.

<keywords_code> Contains <code> tags. Articles tagged with industry based keywords are also tagged with corresponding Standard & Poor numeric sector codes. May contain no tags if an item’s keyword is non-industry based.

<stock_ticker> Contains <company>, <name> and <symbol> tags, assigned to a news item by Moreover categorisation systems. Currently includes all listed companies on NYSE, AMEX (including Emerging), and NASDAQ (including national market). May contain no tags if a story is not related to a listed company or if the article does not fulfill Moreover’s categorisation criteria.

Example ci-metabase article

     <article id=“_91396977”>
          <description charset=“ISO-8859-l” language=“English”>
                    <hltext_display>
                                        <![CDATA[ Shopping tags New technology will allow stores to track all your purchases ]]>
                    </hltext_display>
                    <author>Stephan Evans</author>
                    <content><![CDATA[New technology will allow stores to track everything we buy — in store or out.

New technology will allow stores to track everything we buy — in store or out. Purchases could be tracked out of store Remember the acronym, RFID: you’ll hear a lot more about it. Radio Frequency Identification is a means of identifying goods — or people — that will make the barcode look as dated as a brown paper label on a piece of string. RFID is a chip, the size of a grain of sand, which emits a radio signal. Each chip is unique so any item that’s tagged with it can then be tracked individually, all the time and almost anywhere. Where barcodes only identify a type of good, for example a particular brand of biscuits, RFID identifies every single pack, each of which, in a warehouse or shop, can be tracked simultaneously. There’s no doubt the technology is a dream for big retailers. Wal-Mart is beginning to Introduce tags on its products Wal-Mart has told its hundred biggest suppliers that it wants them to put RFID chips on their products by 2005. And when Wal-Mart tells its suppliers to jump, they jump high and fast. Stolen goods can be tracked; stocks can be monitored quickly; a sensor could be placed on shelves which would then register when goods moved. It’s reckoned that the average store has 8% of its goods out-of-stock at any one moment — so cutting that proportion means more goods sold and so higher profits. In the clumsy jargon of the business, the chips give ‘Instant supply

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chain visibility’. But just as RFID is a retailer’s dream, so it’s a libertarian’s nightmare. Their fear is that chips on garments, say, could be used to track people: you buy a suit in a store and everywhere the suit goes so does the chip, emitting its radio waves and disclosing your location. Already, they talk of Big Brother and a ‘spy chip’ ]]>

                    </content>
</description>
<url>http://c.moreover.com/click/here.pl?z91396977&z=223245</url>
<source>BBC</source>
<source_category>General</source_category>
<media_type>text</media_type>
<docurl>http://news.bbc.co.uk</docurl>
<harvest_time>Sep 24 2003 9:30AM</harvest_time>
<valid_time>May 26 2004 9:30AM</valid_time>
<access_registration />
<access_status />
<duplicate_group />
<rank>
                    <source_rank>1</source_rank>
                    <web_rank>2</web_rank>
</rank>
<location>
                    <region>EUROPE</region>
                    <country> UNITED KINGDOM</country>
                    <state />
                    <zip_area />
                    <zip_code />
</location
<cluster>
                    <channel name=“Business General”>
                                        <category>Marketing news</category>
                    <channel name=“Technology”>
                                        <category> Semiconductor industry news</category>
                    <channel name=“Industry”>
                                        <category>Retail sector news</category>
                    <channel name=“General”>
                                        <category>business: general</category>
                                        <category>advertising and marketing: general</category>
                    </channel>

</cluster>
<keywords_public>
                    < keyword > Business</ keyword>
                    <keyword>InformationTechnology</keyword>
</keywords_public>
<keywords_code />
                    <keywords_code>SP45</keywords_code>
</keywords_code />
<stock_ticker>
                    <company>
                                        <name>Wal-Mart Stores Inc.</name>
                                        <symbol>WMT</symbol>
                    </company>
</stock_ticker>
</article>

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Examples of the location tag:

for source <source> Atlanta Journal And Constitution</source>

                    <location>
                         <region>AMERICAS</region>
                         <country>UNITED STATES</country>
                         <state>GEORGIA</state>
                         < zip_area> Atlanta </zip_area>
                         <zip_code>30303</zip_code>
                    </location>

for source <source > Nottingham Evening Post</source>

                    <location>
                         <region>EUROPE</region>
                         <country>UNITED KINGDOM</country>
                         <state>Nottinghamshire</state>
                         <zip_area>Nottingham</zip_area>
                         <zip_code>NG1 7GU</zip_code>
                    </location>

Moreover Confidential